                                                                  Exhibit 99.(i)
D'Ancona & Pflaum LLC
111 East Wacker Drive
Suite 2800
Chicago, Illinois 60601

Board of Trustees
Lake Forest Funds
11095 Beach Road
P.O. Box 295
Sister Bay, Wisconsin  54234-0259


June 28, 2000

         Re: Lake Forest Core Equity Fund and Lake Forest Money Market (the
             "Funds")

Ladies and Gentlemen:

         We have acted as counsel for the Lake Forest Funds (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest of the series of the Trust designated Lake Forest Core Equity Fund and Lake Forest Money Market Fund (the "Shares") in registration statement no. 33-87494 on Form N-1A (the "Registration Statement").

         In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and bylaws of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Trust and the Registration Statement.

         Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of each Fund in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                         Very truly yours,

                                         D'ANCONA & PFLAUM LLC

                                         By:      /s/ Sheldon R. Stein
                                             -----------------------------------
                                                  Sheldon R. Stein, Member